OLY STRATUS BARTON CREEK I JOINT VENTURE
                      (A Texas Joint Venture)



                        AMENDED AND RESTATED
                      JOINT VENTURE AGREEMENT




                __________________________________


                Dated as of  December _____, 1999
               __________________________________



TABLE OF CONTENTS
                               Page
ARTICLE 	1	                     	1
	1.1	Definitions                 1
ARTICLE 2	                      	7
	2.1	Formation of Joint Venture 	7
	2.2	Name                       	7
	2.3	Character of Business      	8
	2.4	Registered Office and Agent	8
	2.5	Fiscal Year                	8
ARTICLE	3	8
	3.1	Acquisition of New Property
 and Capital Contributions to the
 Partnership                    	8
	3.2	Additional Capital
 Contributions                  	9
	3.3	No Return of Capital
 Contributions                  	11
	3.4	Interest                    11
ARTICLE	4                       	11
	4.1	Management of Partnership	  11
	4.2	Management Committee       	12
	4.3	Major Decisions	            13
	4.4	Budgets and Reports	        13
	4.5	Powers of the Operating
 Partner	                        14
	4.6	Liability of Partners	      14
	4.7	Other Activities of
 Partners	                       14
ARTICLE	5	                       15
	5.1	Exculpation                	15
	5.2	Indemnity	                  15
ARTICLE	6	                       16
	6.1	Distributions	              16
	6.2	Tax Allocations	            16
ARTICLE	7	                       16
	7.1	Admission of New Partners	  16
	7.2	Transfer of Partnership
  Interests	                     16
	7.3	Buy/Sell	                   17
	7.4	No Substituted Partners	    20
	7.5	Withdrawal of Partners	     20
ARTICLE	8	                       20
	8.1	Books of Account; Tax
 Returns	                        20
	8.2	Place Kept; Inspection	     20
	8.3	Tax Matters Partner        	20
ARTICLE	9	                       21
	9.1	Amendments and Waivers	     21
	9.2	Certain Other Amendments	   21
ARTICLE 	10	                     22
	10.1	Dissolution	               22
	10.2	Accounting on Dissolution 	22
	10.3	Termination	               23
	10.4	No Negative Capital Account
 Obligation	                     23
	10.5	No Other Cause of
 Dissolution                    	23
	10.6	Merger	                    23
ARTICLE	11	                      24
	11.1	Waiver of Partition	       24
	11.2	Entire Agreement	          24
	11.3	Severability	              24
	11.4	Notices	                   24
	11.5	Governing Laws	            24
	11.6	Successors and Assigns	    24
	11.7	Counterparts	              24
	11.8	Headings	                  25
	11.9	Other Terms	               25
	11.10	Power of Attorney	        25
	11.11	Transfer and Other
 Restrictions	                   26


           OLY STRATUS BARTON CREEK I JOINT VENTURE
                    AMENDED AND RESTATED
                   JOINT VENTURE AGREEMENT

This Amended and Restated Joint Venture Agreement (this "Agreement") of OLY STRATUS BARTON CREEK I JOINT VENTURE, a Texas joint venture (the "Partnership"), is made effective as of December ___, 1999 (the "Effective Date"), by and between Oly ABC West I, L.P., a Texas limited partnership, as the financial partner (the "Financial Partner") and Stratus ABC West I, L.P., a Texas limited partnership, as the operating partner (the "Operating Partner"). (The Financial Partner and the Operating Partner are collectively referred to herein as the "Partners").

RECITALS
A.	The parties hereto formed the Partnership under the Act (as defined below) pursuant to the terms of that certain Joint Venture Agreement of Oly Stratus ABC West I Joint Venture, dated as of September 30, 1998 (the "Original JV Agreement").

B.	The Partnership was originally formed for the purpose of acquiring, owning, developing and reselling that certain property located in Travis County, Texas and known as Lots 1 through 26 and Lots 137 through 185, inclusive, Block A, Barton Creek ABC West Phase I (the "Original Property"). The parties hereto have decided thatit is in the best interests of the undersigned parties and the Partnership that the purpose of the Partnership be amended to include acquiring, owning, developing and reselling the Original Property and that certain property located in Travis County,Texas and known as Lots 1 through 41, Block A, and Lots 2 through 14, Block B, Barton Creek Section J, Phase 2 (the "New Property" and together with the Original Property being collectively referred to herein as the "Property").

C.	The Partners hereto desire to amend and restate the provisions of the
Original Agreement as set forth herein and to enter into this Agreement to establish their respective rights and obligations with respect to the Partnership and to provide for the orderly management of the affairs of the Partnership.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Partners hereby agree as follows:


                              ARTICLE 1
                             Definitions

1.1	Definitions.  As used in this Agreement, the following terms shall have the following meanings:

"Act" shall have the meaning set forth in Section 2.1.

"Agreement" shall have the meaning set forth in the preamble to this Agreement.

"Affiliate" shall mean, when used with reference to a specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. As used in this definition of Affiliate, the term

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

"Amended and Restated Mezzanine Loan Agreement" shall mean that certain document entitled "Amended and Restated Mezzanine Loan Agreement" of even effective date herewith, by and between the Mezzanine Lender and the Partnership.

"Business" shall mean all tangible and intangible property of the Partnership as of the date of the Buy/Sell offer and any proceeds therefrom subject to all obligations or liabilities associated therewith.

"Business Day" shall mean any day other than a Saturday, Sunday, or holiday on which national banking associations in the State of Texas are authorized or required to be closed.

"Business Plan" shall mean the business plan attached hereto as Exhibit A and incorporated herein, and as may be amended from time to time in accordance with the provisions hereof or as may attached hereto within sixty
(60) days of the execution of this Agreement upon approval of the Management Committee.

"Buy-Sell" shall have the meaning set forth in Section 7.3.

"Buy/Sell Closing Date" shall have the meaning set forth in Section 7.3.

"Buy/Sell Election Period" shall have the meaning set forth in Section 7.3.

"Buy/Sell Offer" shall have the meaning set forth in Section 7.3.

"Buy/Sell Purchaser" shall have the meaning set forth in Section 7.3.

"Buy/Sell Seller" shall have the meaning set forth in Section 7.3.

"Capital Account" shall mean a separate account maintained for each Partner in accordance with the provisions of Regulation section 1.704-1(b)
(2)(iv).
Each Partner shall have only one Capital Account, regardless of the number of classes of units or other interests in the Partnership owned by such Partner. Initially, the Capital Account of each Partner shall have a positive balance equal to its initial Capital Contribution. Such Capital Account shall thereafter be adjusted in accordance with the following provisions:

(a)	Additions.  The Capital Account shall be increased by the sum of
(i) except as otherwise provided in paragraph (f) below in the case of a contribution of a promissory note, the amount of cash and the fair market value (determined as of the date of contribution, without regard to section 7701(g) of the Code, including a constructive contribution resulting from a termination and reconstitution of the Partnership under section 708(b)(1)(B) of the Code) of property contributed, or deemed to have been contributed, to the capital of the Partnership by the Partner, net of any liabilities assumed by the Partnership in connection with such contribution or to which the contributed property is subject under section 752 of the Code, plus (ii) the amount of any net income or other item of income or gain allocated to the Partner pursuant to Article 6 hereof.

(b)	Subtractions.  The Capital Account shall be reduced by the sum of
(i) the amount of any net loss or other item of expense, loss or deduction allocated to the Partner pursuant to Article 6 hereof, plus (ii) the Distribution Value (determined without regard to section 7701(g) of the Code) of any cash or other property distributed, or deemed to have been distributed, by the Partnership to the Partner, net of any liabilities assumed by the distributee in connection with the distribution or to which the cash or other distributed property is subject under section 752 of the Code.

(c)	Other Adjustments.  The Capital Account shall otherwise be
adjusted by the Financial Partner in accordance with the other capital account maintenance rules of Regulation section 1.704-1(b)(2)(iv). In connection with the foregoing:

(d)	Determination of Fair Market Value.  In determining the balance of each Partner's Capital Account, and for all other purposes of this Agreement, the fair market value of an asset contributed to or distributed by the Partnership shall be determined in good faith by the Partners (which shall use their reasonable efforts not to overstate or understate the fair market value of any such asset). Notwithstanding the preceding sentence, it is understood that no Partner shall have any obligation to contribute any real property asset to the Partnership unless all Partners have agreed to the fair market value of the asset.

(e)	Capital Account of Transferee.  A transferee of all or part of an interest in the capital and profits of the Partnership shall succeed to the Capital Account of the transferor to the extent that such Capital Account relates to the transferred interest.

(f)	Contribution of Note.  Notwithstanding any other provision of this definition of Capital Account, if a Partner has contributed his promissory note to the capital of the Partnership and such note is not readily traded on an established securities market, then the principal of such note shall not be credited to the

Partner's Capital Account until and to the extent that either (i) the Partnership makes a taxable disposition of the note or
(ii) principal payments are made on the note, all in accordance with Regulation section 1.704-1(b)(2)(iv)(d)(2). "Capital Contribution" shall mean the gross amount of cash or the fair market value of other property contributed or caused to be contributed to the capital of the Partnership by a Partner with respect to such Partner's capital account.

"Cash Flow" of the Partnership for any period shall mean any and all cash revenues generated from the ownership, sale of lots, sale of undeveloped parcels, lease and other operation of the Partnership assets and any and all capital transaction proceeds minus the sum of (i) any operating and capital expenses incurred in the operation of the business of the Partnership, including without limitation any payments of interest and principal (other than payments of principal that are refinanced by the Partnership) on Partnership indebtedness required by the lender of such indebtedness during the quarterly period in question, and (ii) a reasonable reserve for necessary or desirable operating and capital expenses of the Partnership that are anticipated to be incurred or to become due and payable within six (6) months as the Management Committee, in the exercise of its reasonable discretion and as is consistent with the Operating Budget and the Business Plan, shall determine.

"Code" shall mean the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

"Contribution Agreement" shall mean that certain document entitled

"Contribution Agreement" of even effective date herewith, by and among the Financial Partner, the Operating Partner and the Partnership.

"Contribution Percentage" of a Partner shall be based on the actual equity capital contributions of such Partner in relation to the total equity capital contributions of all Partners.

"Deadlock" shall mean the failure of the Partners to agree with respect to any Major Decision or other issue with respect to the Partnership which could have a material adverse effect or impact to the Partnership if such issue remains unresolved between the Partners.

"Deemed Recipient" shall have the meaning set forth in Section 3.2.

"Default Amount" shall have the meaning set forth in Section 3.2.

"Default Date" shall have the meaning set forth in Section 3.2.

"Defaulting Partner" shall have the meaning set forth in Section 3.2.

"Distribution Period" shall mean (i) the period beginning on the Effective
Date and ending on December 31, 1998 and (ii) each calendar quarter thereafter. "Distribution Value" shall mean the dollar amount of any cash distribution and the fair market value, as jointly determined in good faith by the Partners (each of which shall use its reasonable efforts not to overstate or understate fair market value), of any non-cash property distribution at the time of the distribution, net of the distributee's share of any liabilities to which the distributed property is subject and net of any liabilities assumed by the distributee.

"Effective Date" shall have the meaning set forth in the preamble to this Agreement.

"Escrow Agent" shall have the meaning set forth in Section 7.3.
"Financial Partner" shall mean Oly ABC West I, L.P., together with its successors and assigns.

"Indemnified Parties" shall have the meaning set forth in Section 7.3.

"Major Decision" means any decision with respect to (1) approval of the Business Plan, including the decision to make additional Capital Contributions except as provided in Section 3.2(a), (2) approval of the Operating Budget, (3) approval of the plans and specifications for the Property, and the subsequent approval of all material change orders or amendments given in substitution for such approved plans and specifications,
(4) approval of any financing or refinancing, whether secured or unsecured, unless previously approved in the Business Plan or annual Operating Budget,
(5) approval of acquisition of any additional property, (6) approval of admission or withdrawal of any Partners to the Partnership, (7) approval of any sale, exchange or other disposition of the Property unless pursuant to governance deadlock provision in Section 7.3 below or in the Business Plan or annual Operating Budget, (8) approval of any amendments to the Agreement,
(9) approval of any termination or dissolution of the Partnership and
(10) appointment of a successor property manager pursuant to Section 4.1.

"Management Agreement" shall have the meaning set forth in Section 4.1.

"Management Committee" shall have the meaning set forth in Section 4.2.

"Mandatory Additional Contribution" shall have the meaning set forth in
Section 3.2.

"Mezzanine Lender" shall have the meaning set forth in Section 3.5.

"New Property" shall have the meaning set forth in the recitals to this Agreement.

"Non-Defaulting Partners" shall have the meaning set forth in Section 3.2.

"Offer Amount" shall have the meaning set forth in Section 7.3.

"Offer Deposit" shall mean the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) in cash.

"Offeree" shall have the meaning set forth in Section 7.3.

"Offeror" shall have the meaning set forth in Section 7.3.

"Olympus" shall have the meaning set forth in the preamble of this Agreement.

"Olympus Representative" shall have the meaning set forth in Section 4.2.

"Operating Budget" shall mean the budget attached hereto as Exhibit B and incorporated herein, as may be amended from time to time in accordance with the provisions hereof, or to be attached hereto within sixty (60) days of the execution of this Agreement upon approval by the Management Committee in accordance with this Agreement.

"Operating Partner" shall mean Stratus ABC West I, L.P., together with its successors or assigns.

"Original JV Agreement" shall have the meaning set forth in the recitals to this Agreement.

"Original Property" shall have the meaning set forth in the recitals to this Agreement.

"Other Assets" shall mean those certain assets (constituting personal property) further described in the Contribution Agreement.

"Partner" shall mean any Person executing this Agreement as of the Effective Date as a partner or hereafter admitted to the Partnership as a partner as provided in this Agreement, but does not include any Person who has ceased to be a Partner of the Partnership.

"Partnership" shall have the meaning set forth in the preamble to this Agreement.

"Partnership Interest" shall have the meaning set forth in Section 7.3.

"Person" shall mean an individual, partnership, joint venture, limited partnership, limited liability company, foreign limited liability company, trust, business trust, estate, corporation, custodian, trustee, executor, administrator, nominee, association, cooperative or entity in a representative capacity.

"Property" shall have the meaning set forth in the recitals to this Agreement.

"Receipt Amount" shall have the meaning set forth in Section 7.3.

"Regulation" shall mean Treasury Regulations promulgated under Title 26 of the United States Code.

"Replacement Loan" shall have the meaning set forth in Section 3.2.

"Representative" shall have the meaning set forth in Section 4.2.

"Required Capital Contributions" shall have the meaning set forth in
Section 3.1.

"Required Interest" shall mean both of the Partners.

"Sale and Purchase Agreement" shall mean that certain agreement entitled

"Sale and Purchase Agreement" of even effective date herewith, by and between Stratus Properties Operating Co., L.P., a Delaware limited partnership, as seller and the Partnership as purchaser.

"Sharing Ratio" shall have the meaning set forth on Schedule I attached hereto.

"Stratus" shall have the meaning set forth in the preamble of this Agreement.

"Stratus Representative" shall have the meaning set forth in Section 4.2.


                              ARTICLE 2
                            Organization

2.1	Formation of Joint Venture.  The Partners formed the Partnership, a
Texas joint venture, pursuant to and in accordance with the provisions of the Texas Revised Partnership Act (as amended from time to time, the "Act") effective as of September 30, 1998 pursuant to the Original JV Agreement. The Partners hereby continue the Partnership pursuant to the terms and provisions of this Agreement. Upon the Effective Date, all of the terms and provisions of the Original JV Agreement are amended, restated and superceded in their entirety by the terms and provisions of this Agreement.

2.2	Name.  Prior to the Effective Date, the name of the Partnership was Oly
Stratus ABC West I Joint Venture. Upon the Effective Date, and unless and until such name shall be changed hereunder, the name of the Partnership shall be Oly Stratus Barton Creek I Joint Venture. The Management Committee may change the name of the Partnership from time to time and shall give prompt written notice thereof to the Operating Partner; provided, however, that such changed name may not contain any portion of the name or mark of the Operating Partner without the Operating Partner's consent.

2.3	Character of Business.  The purpose of the Partnership shall be (i) to acquire, hold, develop, sell, encumber, or otherwise act with respect to investments, direct or indirect, in the Property, and (ii) to engage in such other business as may be conducted by a joint venture organized under the laws of the State of Texas.

2.4	Registered Office and Agent.  The name and address of the Partnership's initial registered agent are Olympus Real Estate Corporation, 200 Crescent Court Suite 1650, Dallas, Texas 75201. The Partnership's initial principal place of business shall be 200 Crescent Court, Suite 1650, Dallas, Texas 75201. The Financial Partner may change such registered agent, registered office, or principal place of business from time to time. The Financial Partner shall give prompt written notice of any such change to the Operating Partner.
The Partnership may from time to time have such other place or places of business within or without the State of Texas as may be determined by the Financial Partner.

2.5	Fiscal Year.  The fiscal year of the Partnership shall end on
December 31 of each calendar year unless, for United States federal income tax purposes, another fiscal year is required. The Partnership shall have the same fiscal year for United States federal income tax purposes and for accounting purposes.


                              ARTICLE 3
         New Property Acquisition and Capital Contributions

3.1	Acquisition of New Property and Capital Contributions to the
Partnership. Upon the Effective Date, the Partnership shall enter into and execute that certain Sale and Purchase Agreement and that certain Contribution Agreement. Upon the Effective Date, the Partnership shall acquire the New Property in accordance with the Sale and Purchase Agreement. Upon the Effective Date, the Financial Partner shall make a cash contribution to the Partnership in the sum of $1,609,052 and no later than sixty (60) days after the Effective Date, the Financial Partner shall make an additional cash contribution to the Partnership in the sum of $529,926 which shall increase the amount of the Capital Contribution of the Financial Partner as reflected on
Schedule I to this Agreement (collectively, the "Olympus Contribution"). Upon the Effective Date, (i) the Operating Partner shall make a contribution in-kind of the Other Assets to the Partnership pursuant to the Contribution Agreement (the "Stratus Contribution") and (ii) the Partnership shall make a cash distribution to the Operating Partner in the sum of $566,776 (the "Stratus Distribution"). The Partners agree that as of the Effective Date the agreed fair market value of the Stratus Contribution is $2,702,902. Upon the Effective Date and following the Olympus Contribution, the Stratus Contribution and the Stratus Distribution, each Partner shall be deemed to have contributed capital to the Partnership in the amount set forth opposite its name on
Schedule I to this Agreement (collectively, the "Required Capital Contributions"). Any such Required Capital Contributions shall be in addition to any other Capital Contributions made by the Partners to the Partnership prior to the Effective Date.

3.2	Additional Capital Contributions.
(a)	After the funding of the Required Capital Contribution set forth above (including any amounts deemed to have been contributed), if the Partnership requires additional funds, either (i) the Partners may agree to make additional Capital Contributions to the Partnership as are deemed advisable by the Partners (each exercising their independent discretion) and by amendment to the Business Plan, or (ii) if either (A) there has been a default or an event of default with respect to any indebtedness of the Partnership;
(B) additional capital is necessary to complete any capital improvement program approved in the Business Plan, or (C) funds are necessary for continued operation of the Property consistent with the Business, then the Financial Partner may elect to call or not call for additional Capital Contributions
(in each case, the "Mandatory Additional Contribution") to be made to the Partnership to cure any default or event of default with respect to any indebtedness of the Partnership, to complete such capital improvement program or fund operations. The Mandatory Additional Contribution in question shall be made by the Partners pro rata, based on the Contribution Percentages of the Partners. This Section 3.2 is solely for the benefit of the Partners, and shall not, nor shall it be deemed to, create any rights in, or provide any benefit to, any other person or entity, and the decision to make additional contributions to the Partnership shall be made in the sole and absolute discretion of the Financial Partner, except as may be provided in the Business Plan.

(b)	Each Partner shall be required to make its Mandatory Additional
Contribution to the Partnership on or before twenty-one (21) days after written notice to such Partner ("Default Date"). In the event any Partner fails to make a Mandatory Additional Contribution as required by this
Section 3.2 within the time period set forth herein (such Partner, being herein referred to as the "Defaulting Partner"), then, the "Non-Defaulting Partners" (herein so called) shall be entitled, as their sole and exclusive remedy for such failure, by giving written notice to the Defaulting Partner to make a loan (the "Replacement Loan") to the Defaulting Partner in the amount of such Mandatory Additional Contribution, which Replacement Loan (i) shall be applied solely to fund the delinquent Mandatory Additional Contribution,
(ii) shall have a term of one hundred twenty (120) days from the date of such loan and (iii) shall bear interest at the lesser of (A) eighteen percent (18%) per annum and (B) the maximum rate of interest which may be charged, collected or contracted for under applicable law, with accrued interest due at the maturity of such loan (each such Replacement Loan together with all accrued interest thereon from time to time, the "Default Amount"). Anything contained in this Agreement to the contrary notwithstanding, any Partner who becomes a Defaulting Partner shall immediately and without any further demand, notice or cure period (time being of the essence herein) automatically cease to have a right to vote on all Partnership decisions from and after the Default Date for any purposes hereunder for the remainder of the life of the Partnership (unless reinstated as described below); provided, however, if a Defaulting Partner shall pay the Default Amount in full to the Non-Defaulting Partners who elected to make such loan, on or before the expiration of the 120-day term of the Replacement Loan to such Defaulting Partner, such Defaulting Partner's voting rights hereunder shall be automatically reinstated (effective as of the date such Default Amount is paid in full) for all purposes including voting rights. If the Default Amount is not paid in full on or before the expiration of the 120-day period, the Defaulting Partner's voting rights shall not be reinstated upon the subsequent payment of the Default Amount.

(c)	The Partners further agree that if the Default Amount is not repaid to the Non-Defaulting Partners within the 120-day term, then, without demand, notice or cure period (time being of the essence herein), such Default Amount shall for all purposes hereunder be deemed to be a Capital Contribution by the Non-Defaulting Partners to the Partnership effective as of the expiration of such 120-day term of such Replacement Loan, which deemed Capital Contribution shall be credited as an amount equal to the product of 200% times the Default Amount, and the Capital Account of the Defaulting Partner shall for all purposes be appropriately reduced to reflect such treatment; provided, however, with respect to any Default Amount attributable to a Replacement Loan made more than one hundred twenty (120) days after the initial Replacement
Loan (which is not repaid during its 120-day term) is made by one or more Non-Defaulting Partner, the deemed Capital Contribution shall be credited as an amount equal to the product of 300% times the Default Amount, and in each case the distribution percentages of the Defaulting Partner (i.e., the pro rata share of the particular distribution which such Partner would otherwise receive under such sections) shall be reduced by, and the distribution percentages of each Non-Defaulting Partner who makes its pro rata share of such loan shall be increased by an amount equal to the quotient of (i) 200% (or 300%, as the case may be) times the Default Amount, divided by (ii) the aggregate Capital Contributions made by the Partners to the Partnership prior to the date of calculation (including the Mandatory Additional Contributions of all Non-Defaulting Partners but excluding the Default Amount then in question).

(d)	The new distribution percentages computed in accordance with this
Section 3.2 shall remain in effect under this Agreement unless and until there is a subsequent adjustment to the distribution percentages. Notwithstanding the foregoing, no Partner's distribution percentage shall be reduced under any circumstance to less than zero, nor shall any Partner's distribution percentage be increased under any circumstance to more than 100%. Mandatory Additional Contributions shall be made pro rata, based on the relative Contribution Percentages of the Partners.

(e)	Each Partner which becomes a Defaulting Partner hereby
irrevocably grants to the other Partners a continuing, first priority, perfected security interest in the Partnership Interest of such Defaulting Partner to secure the prompt payment of each Replacement Loan made to such Defaulting Partner until such time, if ever, as the Default Amount with respect to the Replacement Loan under consideration has been converted to a deemed Capital Contribution pursuant to Section 3.2(c). On or before fifteen (15) days after any written request of any Non-Defaulting Partner, the Defaulting Partner shall execute and deliver a UCC-1 financing statement in form and substance acceptable to such Non-Defaulting Partner to evidence such security interest, the failure of which shall constitute a default under the Replacement Loan. Prior to a default or maturity of a Replacement Loan, and without limiting the remedies of the Non-Defaulting Partners, at the election of the Non-Defaulting Partners, all distributions payable to any Defaulting Partner under this Agreement shall be payable directly to the Non-Defaulting Partners (pro rata based on the relative amount of the Replacement Loan made by such Non-Defaulting Partner) until the Replacement Loan(s) of such Defaulting Partner are paid in full (or converted to a deemed Capital Contribution), shall be paid directly to the Non-Defaulting
Partners until the entire amount of the Replacement Loan is paid in full.
Any amounts paid directly to a Non-Defaulting Partner pursuant to the terms of the preceding sentence shall be treated as paid to the person (the
"Deemed Recipient") entitled to receive the amount of the distribution in the absence of the requirements of the preceding sentence (thereby discharging the Partnership's obligation to make the payment in question to the Deemed Recipient) and then as applied by the Deemed Recipient on behalf of the Defaulting Partner to the repayment of the Defaulting Partner's loan.

(f)	EXCEPT AS SET FORTH IN SECTION 3.1 OR THIS
SECTION 3.2, NO ADDITIONAL CAPITAL CONTRIBUTIONS SHALL BE
REQUIRED BY ANY PARTNER UNLESS AN EXPRESS WRITTEN CALL
FOR A CAPITAL CONTRIBUTION IS MADE BY THE MANAGEMENT
COMMITTEE TO EACH OF THE PARTNERS.

3.3	No Return of Capital Contributions.  No Partner is entitled to a return of its Capital Contribution, but shall look solely to distributions from the Partnership as provided for in Article 6 of this Agreement.
3.4	Interest.  No Partner shall be entitled to interest on its Capital
Contribution or its Capital Account. Any interest actually received by reason of temporary investment of any part of the Partnership's funds shall be included in the Partnership's funds.


                             ARTICLE 4
                Rights and Obligations of Partners

4.1	Management of Partnership.  The management, control and direction of the Partnership and its operations, business and affairs shall be vested exclusively in the Management Committee, which shall have the right, power and authority, acting solely by itself and without the necessity of approval by any Partner or any other person, to carry out any and all of the purposes of the Partnership and to perform or refrain from performing any and all acts that the Management Committee may deem necessary, desirable, appropriate or incidental thereto, except as otherwise provided in this Agreement; provided, however, that the Operating Partner shall manage the Partnership and its operations, business and affairs solely as described in Section 4.5. The Management Committee may assume the management duties and responsibilities of the Operating Partner as set forth in Section 4.5 at any time in the event the Management Committee determines in its good faith discretion that either
(i) the Operating Partner has acted negligently or with willful misconduct in performing its duties or (ii) the monthly financial reports of the Partnership reveal a material adverse deviation from the Business Plan more than three
(3) times within any twelve (12) month period. The Management Committee agrees that prior to its exercise of its right to assume the management duties and responsibilities of the Operating Partner as result of either default by the Operating Partner, the Management Committee shall first deliver written notice of said default to the Operating Partner and give the Operating Partner ten (10) days thereafter in which to cure said default, the Operating Partner so elects. Notwithstanding anything to the contrary provided herein, the Property shall be managed in accordance with the terms and conditions of that certain Management Agreement (the "Management Agreement") dated of even date herewith by and between the Partnership and Stratus Management L.L.C.

4.2	Management Committee.
(a)	The "Management Committee" (herein so called) shall consist of four (4) representatives, two (2) of which shall be designated by Stratus (jointly, the "Stratus Representative") and two (2) of which shall be designated by Olympus (jointly, the "Olympus Representative") (individually, a "Representative and collectively, the "Representatives"). The
Representatives designated by Stratus and Olympus are set forth opposite such Partner's name below:

Partner				Initial Representative
------     ----------------------
Stratus				William H. Armstrong, III
Stratus				J.B. Brown
Olympus		  Hal R. Hall
Olympus			 Greg Adair


Olympus and Stratus may appoint alternates for the Representatives appointed by it, which alternates shall have all the powers of the Representatives in their absence or inability to serve. Olympus hereby appoints Ron J. Hoyl as an alternate Representative. Stratus hereby appoints John E. Baker as an alternate Representative. Olympus and Stratus may change its designated Representatives effective upon written notice from Olympus or Stratus designating such Representative to the other Partners. One of the Olympus Representatives shall serve as Chairman of the Management Committee and shall set the agenda for such meetings.

(b) 	The Representatives shall meet quarterly (or more often as the
Management Committee may reasonably determine) in the offices of the Partnership or by telephone conference, unless the Representatives jointly agree that the meeting is unnecessary or that a different schedule or location for the meeting is appropriate, to discuss current material management issues (but not day-to-day operations matters which are in accordance with the operation parameters set forth in the Business Plan, Operating Budget or otherwise set forth in writing) or Major Decisions. At each meeting the Representatives shall each receive one (1) vote. All action taken by the Management Committee shall require the approval or consent of at least three (3) Representatives except Major Decisions which require unanimous consent as described in Section 4.3 below. Representatives may bring to any meeting such employees, agents, professionals and advisors as they deem necessary or appropriate to assist them at such meeting. A quorum shall consist of at least one Stratus Representative and one Olympus
Representative.

(c)	The Financial Partner, at the direction of the Management
Committee, shall be authorized and empowered to (i) make all day-to-day management decisions (provided that such decisions are consistent with the operation parameters set forth in the Business Plan, Operating Budget or otherwise in writing) except for Major Decisions, (ii) direct the Operating Partner, (iii) perform all acts and enter into and perform all contracts and other undertakings that the Financial Partner may, in the exercise of its reasonable discretion, deem necessary, advisable, appropriate or incidental thereto and (provided that the performance of such acts are consistent with the operation parameters set forth in the Business Plan, Operating Budget or otherwise in writing), (iv) terminate the property manager in the event of a default in the Management Standard (as that term is defined in the Management Agreement), provided, if the property manager is terminated, then the Partnership (as a Major Decision) shall designate a successor property manager.

4.3	Major Decisions.  All Major Decisions shall be made by both the Stratus
Representatives and the Olympus Representatives. Accordingly, neither Stratus nor Olympus, on behalf of the Management Committee, shall have the right or the power to make any binding commitment on behalf of the Partnership in respect of a Major Decision unless and until all of the Representatives have authorized the same in writing.

4.4	Budgets and Reports.
(a)	By November 1st of each calendar year hereafter during the term hereof, the Operating Partner shall prepare a revised Operating Budget and the Business Plan for the operation of the Partnership for the next succeeding calendar year of the Partnership. The Management Committee shall have thirty
(30) days after receipt thereof to either approve the submitted Business Plan and Operating Budget or respond with required changes to same. A copy of the revised Business Plan of the Partnership approved by the Management Committee as of the Effective Date is attached hereto as Exhibit A and a copy of the revised Operating Budget of the Partnership approved by the Management Committee shall be attached hereto as Exhibit B within sixty (60) days after the Effective Date.

(b)	The Operating Partner agrees to use diligence and to employ all reasonable efforts to ensure that the actual costs of operating the Partnership shall not exceed the Operating Budget, either in total or for any one accounting category. The Operating Partner shall secure the written approval of the Management Committee for any expenditure that
(i) exceeds fifteen percent (15%) of the annual budgeted amount for the Partnership in any one accounting category on such Operating Budget or
(ii) exceeds ten percent (10%) of the annual budgeted amount for the Partnership in all accounting categories of the Operating Budget. During each applicable calendar year, the Operating Partner agrees to promptly inform the Management Committee of any major increases in costs and expenses or any major decreases in revenue that were not foreseen during the budget preparation period and thus were not reflected in the Operating Budget.

(c)	The Operating Partner shall also submit any additional financial or operational reports as the Financial Partner may from time to time reasonably request.

4.5	Powers of the Operating Partner.  Subject to Section 4.3, the
Operating Partner shall have the duties, rights and obligations to implement the operations of the Partnership as described in the Business Plan,
Operating Budget or approved in writing by the Management Committee. Without limiting the generality of Section 4.1, but subject to Section 4.3, the Operating Partner, acting on behalf of the Partnership, shall oversee the activities of property manager, or, if the Management Agreement is terminated, until a successor property manager is appointed, perform the duties, rights and obligations of the property manager; provided, however, neither the Operating Partner nor the property manager shall take any action that has a material economic affect on the Partnership without the prior approval of the Management Committee, including, without limitation, approving the form and substance of all contracts, loan documents or other documents necessary to operate the business of the Partnership.
4.6	Liability of Partners.  The Partners shall be personally liable for the debts and obligations of the Partnership if (but solely to the extent) required by applicable law; provided, however, that all such debts and obligations shall be paid or discharged first with the property of the Partnership (including insurance proceeds) before the Partners shall be obligated to pay or discharge any such debt or obligation with its personal assets. Notwithstanding the preceding sentence, the Partners shall not be personally liable for any debts or obligations which are nonrecourse or which, under the terms thereof, do not create or impose such liability.

4.7	Other Activities of Partners.  Except as otherwise agreed in writing, each Partner (i) may carry on and conduct in any way or in any capacity, including, but not limited to, for such Partner's own right and for such Partner's own personal account, as a partner in any other partnership, as a venturer in any joint venture, as a member or manager in any limited liability company, as an employee, officer, director or stockbroker of any corporation, or as a participant in any syndicate, pool, trust, association or other business organization, a business that competes, directly or indirectly, with the business of the Partnership, (ii) will be free in any capacity to conduct business activities the same or similar as conducted by the

Partnership and (iii) may make investments in any kind of property. The Partnership will have absolutely no claim or right to any such business or assets thereof. Further, the Partnership will have claim to and will own only those assets contributed to the Partnership or acquired with Partnership funds or credit. Neither this Agreement nor any principle of law or equity shall preclude or limit, in any respect, the right of any Partner or any affiliate thereof to engage in or derive profit or compensation from any activities or investments, nor give any other Partner any right to participate or share in such activities or investments or any profit or compensation derived therefrom.


                            ARTICLE 5
                    Exculpation and Indemnity

5.1	Exculpation.  Neither the Partners nor any affiliate of the Partners, nor any officer, director, manager, member, employee, agent, stockholder, or partner of the Partners or any of its affiliates, shall be liable, responsible, or accountable in damages or otherwise to the Partnership or any Partner by reason of, or arising from or relating to the operations, business, or affairs of, or any action taken or failure to act on behalf of, the Partnership, except (i) to the extent that such liability is expressly provided for herein or in any other written agreement executed by any such Partner or affiliate thereof (including, without limitation, the Contribution Agreement and/or the Management Agreement) or (ii) to the extent that any of the foregoing is determined, by a final, nonappealable order of a court of competent jurisdiction, to have been primarily caused by the gross negligence, willful misconduct, or bad faith of the person claiming exculpation.

5.2	Indemnity.  The Partnership shall indemnify the Partners, each affiliate of the Partners, and each officer, director, stockholder, manager, member, and partner of the Partners or any of its affiliates, and if so determined by the Partners, each employee or agent of the Partners or any of its affiliates, against any claim, loss, damage, liability, or expense (including reasonable attorneys' fees, court costs, and costs of investigation and appeal) suffered or incurred by any such indemnitee by reason of, or arising from or relating to the operations, business, or affairs of, or any action taken or failure to act on behalf of, the Partnership, except to the extent any of the foregoing (i) is determined by final, nonappealable order of a court of competent jurisdiction to have been primarily caused by the gross negligence, willful misconduct, or bad faith of the person claiming indemnification or constitutes a material breach of any provision of this Agreement, the Management Agreement or the Contribution Agreement or (ii) is suffered or incurred as a result of any claim (other than a claim for indemnification under this Agreement) asserted by the indemnitee as plaintiff against the Partnership. Unless a determination has been made
(by final, nonappealable order of a court of competent jurisdiction) that indemnification is not required, the Partnership shall, upon the request of any indemnitee, advance or promptly reimburse such indemnitee's reasonable costs of investigation, litigation, or appeal, including reasonable attorneys' fees; provided, however, that the affected indemnitee shall, as a condition of such indemnitee's right to receive such advances and reimbursements, undertake in writing to repay promptly the Partnership for all such advancements or reimbursements if a court of competent jurisdiction determines that such indemnitee is not then entitled to indemnification under this Section 5.2. No Partner shall be required to contribute capital in respect of any indemnification claim under this
Section 5.2 unless otherwise provided in any other written agreement to which such Partner is a party.


                          ARTICLE 6
               Distributions and Allocations

6.1	Distributions.  No later than thirty (30) days after the end of each
Distribution Period during which the Partnership has Cash Flow, such Cash Flow shall be distributed, after the payment of all third party obligations, to each Partner in proportion to the Sharing Ratios.

6.2	Tax Allocations.  For United States federal income tax purposes, allocations of items of income, gain, loss, deduction, expense, and credit for each fiscal year of the Partnership shall be in accordance with each Partner's economic interest in the respective item, as determined by the Management Committee pursuant to Section 704(b) of the Code, and the regulations promulgated thereunder and subject to the requirements of Section 704(c) of the Code and the regulations promulgated thereunder. Unless the Management Committee determines otherwise, allocations shall be made to each Partner in the same manner as such Partner
(i) would be required to contribute to the Partnership or (ii) would receive as distributions if the Partnership were to liquidate the assets of the Partnership at their book value and distribute the proceeds in accordance with Section 6.1; provided, however, that if any such allocation is not permitted by applicable law, the Partnership's subsequent income, gain, loss, deduction, expense and credit shall be allocated among the Partners so as to reflect as nearly as possible the allocation used in computing capital accounts.


                           ARTICLE 7
             Admissions, Transfers and Withdrawals

7.1	Admission of New Partners.  After the Effective Date, new Partners may
be admitted to the Partnership only with the written consent of, and upon such terms and conditions as are approved by the unanimous approval of the Management Committee. No admission of any new Partner shall cause the Partner's interest in Partnership allocations, distributions and capital to be less than one percent (1%), and no Partner's Sharing Ratio in the Partnership shall be reduced or diluted in connection with any such admission of any new Partner unless approved in writing by such Partner or unless otherwise provided in any other written agreement to which such Partner is a party.

7.2	Transfer of Partnership Interests.  No Partner may transfer or encumber all or any portion of such Partner's interest in the Partnership without the prior written consent of the Management Committee; provided, however, that Olympus may transfer all or any portion of its interest in the Partnership to an Affiliate of Olympus Real Estate Corporation without the consent of Stratus, and provided, further, that Stratus may transfer all or any portion of its interest in the Partnership to a wholly owned subsidiary of Stratus Properties Inc. without the consent of Olympus. Additionally, any interest in the Partnership held by Olympus or its Affiliates may be transferred in the exercise of rights of the limited partners of Olympus Real Estate Fund II, L.P.
("Fund II") to remove the general partner under the limited partnership agreement of Fund II.

7.3	Buy/Sell Option.
(a)	In the event of a Deadlock at any time during the term of the
Partnership, either Partner may exercise a "buy-sell" right (the "Buy-Sell") as follows: either Partner (the "Offeror") exercising such Buy-Sell (A) shall deliver to the other Partner (the "Offeree") a written notice
(the "Buy/Sell Offer") stating the Offeror's exercise of such right and setting forth the Buy/Sell Offer and a description of any negotiations or discussions with third parties that Offeror may have had with respect to the sale of the Partnership Interest and the Business, which Buy/Sell Offer shall represent the dollar amount (without reduction for any deemed or imputed expenses of sale) that the Offeror would be willing to pay to the Partnership in cash for the Business (the "Offer Amount") and
(B) simultaneously with the delivery of the Buy/Sell Offer, shall deliver into escrow with a title insurance company located in Dallas, Texas selected by the Offeror (the "Escrow Agent"), a good faith deposit in the amount of the Offer Deposit. The Offeror hereby instructs the Escrow Agent that the Escrow Agent shall either (i) in the event the Offeree elects to sell its interest in the Partnership (the "Partnership Interest") in accordance with the terms hereof, apply such Offer Deposit to the purchase price as of the Buy/Sell Closing Date (as hereinafter defined) or if the Offeror fails to timely purchase the Offeree's Partnership Interest in accordance with the terms hereof, disburse such Offer Deposit in accordance with Section 7.3(g), or (ii) in the event the Offeree elects to purchase the Offeror's Partnership Interest, disburse such Offer
Deposit in accordance with Section 7.3(e).

(b)	The notice transmitting the Buy/Sell Offer shall be deemed to constitute an offer by the Offeror to purchase the Offeree's Partnership Interest for a price equal to the Receipt Amount. "Receipt Amount" shall mean the aggregate amount which the Partner whose Partnership Interest is to be transferred, whether Offeror or Offeree, would receive as a Partnership distribution if (i) the Business were sold for cash for the Offer Amount, (ii) all debts and liabilities of the Partnership but without taking into account any deemed or imputed expenses which would occur for the sale to third parties (e.g. imputed brokerage fees, etc.) were paid in full from such proceeds and (iii) prorations were made with respect to all current assets and current liabilities of the Partnership.

(c)	The Offeree shall have forty-five (45) days from the date of the
Buy/Sell Offer to elect, by written notice to the Offeror signed by the Partner constituting the Offeree, whether to sell such Offeree's Partnership Interest to the Offeror or whether to purchase (or cause its designee to purchase) the Offeror's Partnership Interest in the Partnership (the "Buy/Sell Election Period").

(d)	If the Offeree fails to make an election within such forty-five (45)
day period, or fails to comply with subsection (e) below, such Offeree shall be conclusively deemed to have elected to sell its Partnership Interest in the Partnership to the Offeror according to the terms of this Section 7.3.

(e)	If the Offeree makes an election to purchase within such forty-five
(45) day period by sending written notice to the Offeror as required by subsection (c), and by delivering into escrow with the Escrow Agent a good faith deposit in the amount of the Offer Deposit, then, the original Offeror shall be conclusively deemed to have elected to sell its Partnership Interest in the Partnership to the Offeree for a price equal to the applicable Receipt Amount. In the event the Offeree timely makes an election to purchase, the Offeree hereby instructs the Escrow Agent that the Escrow Agent shall (i) return the Offeror's Offer Deposit to the Offeror and (ii) hold the Offeree's Offer Deposit and shall either apply such Offeree's Offer Deposit to the purchase price or disburse such Offeree's Offer Deposit in accordance with Section 7.3(g).

(f)	The Partner (the "Buy/Sell Purchaser") that is obligated to
purchase the Partnership Interest in the Partnership of the other Partner (the "Buy/Sell Seller") pursuant to this Section 7.3 shall fix a closing date (the "Buy/Sell Closing Date") for such purchase that is not a Business Day that is not later than forty-five (45) days after the expiration of the Buy/Sell Election Period, by written notice to the Buy/Sell Seller at least fifteen (15) days in advance of Buy/Sell Closing Date. The closing of such purchase shall take place on the Buy/Sell Closing Date at the address of the Escrow Agent. At such closing, the Partner constituting the Buy/Sell Seller shall execute and deliver to the Buy/Sell Purchaser (or its designee) such instruments of assignment, bills of sale, amendments to this Agreement and other instruments and documents as the Buy/Sell Purchaser and the Buy/Sell Seller (or such designee) may reasonably require for the conveyance to such Buy/Sell Purchaser (or such designee) of all of the Buy/Sell Seller's right, title and interest in and to the Buy/Sell Seller's Partnership Interest in the Partnership against receipt by the Buy/Sell Seller of a wire transfer of immediately available funds in an amount equal to the applicable Receipt Amount; and the Buy/Sell Seller hereby irrevocably constitutes and appoints the Buy/Sell Purchaser as its attorney-in-fact to execute, acknowledge and deliver any of such instruments or documents. Each of the Buy/Sell Seller and Buy/Sell Purchaser shall each bear their respective closing costs and expenses (including, but not limited to, all attorney's fees and costs and all applicable transfer and income taxes) incurred in the purchase or sale of the Buy/Sell Seller's Partnership Interest in the Partnership hereunder. Such sale of such Partnership Interest shall be made without representation, warranty or recourse, except for representations and warranties in form and substance reasonably acceptable to the Buy/Sell Purchaser and the Buy/Sell Seller with respect to existence, good standing, title, no encumbrance, authority, authorization, no conflicts, and such other customary matters as may be reasonably requested by the Buy/Sell Purchaser. If the Buy/Sell Offer or the closing of the purchase contemplated thereby causes the maturity of any Partnership indebtedness to be accelerated, the

Buy/Sell Seller shall be released from liability resulting from such accelerated indebtedness and the Buy/Sell Purchaser shall pay such indebtedness in full (including without limitation, any accrued but unpaid interest and any prepayment premiums or penalties) at Buy/Sell Purchaser's sole cost and expense and shall indemnify and hold Buy/Sell Seller harmless from and against any losses, damages, costs or expenses (including attorneys' fees) incurred by Buy/Sell
Seller, or the Buy/Sell Seller's Affiliates, employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns and Affiliates of the foregoing (the "Indemnified Parties"), as a direct or indirect result thereof, other than any losses, damages, costs or expenses (including attorneys' fees) incurred by any of the Indemnified Parties as a direct result of such Indemnified Party's bad conduct. As a precondition to the closing of the Buy/Sell transaction, the Buy/Sell Seller shall be released from liability from any indebtedness of the Partnership, including, without limitation, the release of any guaranty and collateral pledged to secure any guaranty debt. Anything contained in this Agreement to the contrary notwithstanding, in the event the sale of the Partnership Interest is not consummated because of a default on the part of Buy/Sell Seller or if a condition precedent cannot be fulfilled because Buy/Sell Seller frustrated such fulfillment, Buy/Sell Purchaser may, at its election, pursue an action for specific performance and/or costs and expenses.

(g)	In the event that the Buy/Sell Purchaser defaults in its obligation to purchase the Partnership Interest of the Buy/Sell Seller in the Partnership on the Buy/Sell Closing Date, the Buy/Sell Seller shall have the right to
(i) solicit third party offers on behalf of the Partnership for the purchase of the Business, to accept the best such offer, as determined by the Buy/Sell Seller in its sole and absolute discretion, and to consummate the sale of the Business to such third party pursuant to such offer, (ii) purchase the Partnership Interest of the Buy/Sell Purchaser for a purchase price equal to ninety percent (90%) of the aggregate Partnership distributions that the Buy/Sell Purchaser would be entitled to receive under this Agreement if the Business were sold for cash for the Offer Amount and all debts and liabilities of the Partnership (excluding imputed sale expenses) were paid in full from such proceeds and proration were made with respect to all current assets and current liabilities of the Partnership, (iii) specifically enforce the Buy/Sell Purchaser's obligation to purchase the Partnership interest of the Buy/Sell Seller, and (iv) notify the Escrow
Agent holding the Offer Deposit of the Buy/Sell Purchaser immediately to deliver such Offer Deposit to the Buy/Sell Seller as liquidated damages for the breach by such Buy/Sell Purchaser (and the Buy/Sell Purchaser covenants and agrees to cause, and hereby instructs, the Escrow Agent to deliver such Offer Deposit to the Buy/Sell Seller). The delivery of the Offer Deposit to the Buy/Sell Seller shall not constitute a return of capital. The Buy/Sell Purchaser hereby constitutes and appoints the Buy/Sell Seller as its attorney-in-fact to execute and deliver on behalf of the Buy/Sell Purchaser all documents as may be reasonably required in connection with the delivery by the Escrow Agent of the Offer Deposit to the Buy/Sell Seller.

7.4	No Substituted Partners.  Except as permitted by Section 7.1, no transferee of any partnership interest in the Partnership may become a substituted Partner. Rather, any transferee of any Partnership interest of a Partner shall be entitled solely to rights as assignee of the rights to receive all or part of the share of the income, gains, losses, deductions, expenses, credits, distributions, or returns of capital to which his or its transferor would otherwise be entitled with respect to the Partnership interest so transferred.

7.5	Withdrawal of Partners.  Except as permitted by Section 7.2 hereof, no
Partner shall have any right to withdraw or resign from the Partnership without the unanimous consent of the Management Committee.

                         ARTICLE 8
         General Accounting Provisions and Books

8.1	Books of Account; Tax Returns.  The Financial Partner shall prepare and file, or shall cause to be prepared and filed, all United States federal, state, and local income and other tax returns required to be filed by the Partnership and shall keep or cause to be kept complete and appropriate records and books of account in which shall be entered all such transactions and other matters relative to the Partnership's operations, business and affairs as are usually entered into records and books of account that are maintained by persons engaged in business of like character or are required by the Act. Except as otherwise expressly provided herein, such books and records shall be maintained in accordance with the basis utilized in preparing the Partnership's United States federal income tax returns, which returns, if allowed by applicable law, may upon the approval of the Management Committee be prepared on an accrual basis.

8.2	Place Kept; Inspection.  The books and records shall be maintained at the principal place of business of the Partnership, and all such books and records shall be available for inspection and copying at the reasonable request, and at the expense, of any Partner during the ordinary business hours of the Partnership.

8.3	Tax Matters Partner.  The Financial Partner shall be the tax matters partner of the Partnership and, in such capacity, shall exercise all rights conferred, and perform all duties imposed, upon a tax matters partner under Sections 6221 through 6233 of the Code and the regulations promulgated thereunder; provided, however, that the Operating Partner shall have the right to review and approve any actions taken by the Financial Partner in its capacity as the tax matters partner. Notwithstanding the foregoing, the Financial Partner shall have the right to select the methodology to be used pursuant to Section 704(c) of the Code subject to the Operating Partner's consent, which consent shall not be unreasonably withheld.

                            ARTICLE 9
                     Amendments and Waivers

9.1	Amendments and Waivers.  Except as expressly provided in Section 9.2 of this Agreement, the Management Committee may amend or waive any provision of this Agreement which merely (i) corrects an error or clarifies an ambiguity in this Agreement, (ii) does not adversely affect the Financial Partner or the Operating Partner in any material respect or (iii) changes
Schedule I to this Agreement to reflect the Sharing Ratios or Partnership Interests of the Partners as from time to time amended in accordance with this Agreement. The Management Committee shall amend Schedule I to this Agreement to reflect any additional Capital Contributions. The Partners agree to look to the books and records of the Partnership for determination of the actual amount of Capital Contributions made to the Partnership, as provided in Section 3.1 of this Agreement.

9.2	Certain Other Amendments.  Notwithstanding any provision to the contrary contained herein, no amendment to or waiver of any provision of this Agreement shall be effective against a given Partner without the consent or vote of such Partner if such amendment or waiver would (i) cause the Partnership to fail to be treated as a joint venture under the Act, (ii) change
Section 3.1 of this Agreement to increase a Partner's obligation to contribute to the capital of the Partnership, (iii) change Section 5.1 or 5.2 of this Agreement to affect adversely any Partner's rights to exculpation or indemnification, (iv) change Section 6.1 or 6.2 of this Agreement to affect adversely the participation of such Partner in the income, gains, losses, deductions, expenses, credits, capital or distributions of the Partnership (excluding any amendments to Schedule I hereof to accurately reflect the Capital Account balances, Contribution Percentages, Unreturned Capital Contributions, Sharing Ratios and/or Partnership Interests of the Partners following any failure of a Defaulting Partner to timely repay the Default Amount to the Non-Defaulting Partners, as further described in Section 3.2(c) or any transfer of a Partnership Interest expressly permitted pursuant to the provisions of Section 7.2 hereof but including any amendments to admit one or more new Partner or Partners), (v) change Section 7.1 of this Agreement to affect adversely the anti-dilution rights of such Partner,
(vi) change the percentage of Partners necessary for any consent or vote required hereunder to the taking of any action or (vii) amend Section 9.2 of this Agreement.

                          ARTICLE 10
                   Dissolution and Termination

10.1	Dissolution.  The Partnership shall be dissolved upon the first to occur of the following events:

(i)	the election of both Partners to dissolve the
Partnership;

(ii)	the election of the Financial Partner to dissolve the
Partnership if all or substantially all Partnership assets shall have been sold or disposed of or shall consist of cash;

(iii)	both the Partners shall have withdrawn from the
Partnership within the meaning of the Act, or any other dissolution event specified in the Act shall have occurred;

(iv)	the Financial Partner shall have (A) made a general
assignment for the benefit of creditors, (B) filed a voluntary petition in bankruptcy, (C) filed a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy or debtor relief law,
(D) filed an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any bankruptcy or insolvency proceeding brought against it or (E) sought, consented to, or acquiesced in the appointment of a trustee, receiver or liquidator of the Financial Partner or of all or any substantial part of its property;

(v)	if within sixty (60) days after the commencement of
any proceeding against the Financial Partner seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy or debtor relief law, the proceeding shall not have been dismissed; or

(vi)	if within sixty (60) days after the appointment
(without the Financial Partner's consent or acquiescence) of a trustee, receiver or liquidator of the Financial Partner or of all or any substantial part of its property, the appointment shall not have been vacated or stayed if within sixty (60) days after the expiration of any such stay, the appointment shall not have been vacated. Notwithstanding the foregoing, the Partnership shall not be dissolved upon the occurrence of an event specified in (iii) through (vi) of this Section 10.1 if within ninety (90) days after such occurrence a majority in interest (under applicable federal income tax principles) of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor Financial Partner.

10.2	Accounting on Dissolution.  Following the dissolution of the
Partnership pursuant to Section 10.1 of this Agreement, the books of the Partnership shall be closed, and a proper accounting of the Partnership's
assets, liabilities and operations shall be made by the Financial Partner, all as of the most recent practicable date.  The Financial Partner shall serve as the liquidator of the Partnership unless it has been removed or unless it otherwise fails or refuses to serve. If the Financial Partner does not serve as the liquidator, one or more other persons or entities may be selected to serve by the Operating Partner.  The expenses incurred by the liquidator in connection with the dissolution, liquidation and termination of the Partnership shall be borne by the Partnership.
10.3	Termination.  As expeditiously as practicable, but in no event later than one year (except as may be necessary to realize upon any material amount of property that may be illiquid), after the dissolution of the Partnership pursuant to Section 10.1 of this Agreement, the liquidator shall cause the Partnership to pay the current liabilities of the Partnership and (i) establish a reserve fund (which may be in the form of cash or other property, as the liquidator shall determine) for any and all other liabilities, including contingent liabilities, of the Partnership in a reasonable amount determined by the liquidator to be appropriate for such purposes or (ii) otherwise make adequate provision for such other liabilities. To the extent that cash required for the foregoing purposes is not otherwise available, the liquidator may sell property, if any, of the Partnership for cash. Thereafter, all remaining cash or other property, if any, of the Partnership shall be distributed to the Partners in accordance with the provisions of Section 6.1 of this Agreement. The Partners must agree on the value and distributee for all in-kind distributions or else all property must be sold and the proceeds distributed in accordance herewith.
At the time final distributions are made in accordance with Section 6.1 of this Agreement, if applicable, a certificate of cancellation shall be filed in accordance with the Act, and the legal existence of the Partnership shall terminate, but if at any time thereafter any reserved cash or property is released because in the judgment of the liquidator the need for such reserve has ended, then such cash or property shall be distributed in accordance with Section 6.1 of this Agreement.

10.4	No Negative Capital Account Obligation.  Notwithstanding any other provision of this Agreement to the contrary, in no event shall any Partner who has a negative capital account upon final distribution of all cash and other property of the Partnership be required to restore such negative account to zero.

10.5	No Other Cause of Dissolution.  The Partnership shall not be dissolved, or its legal existence terminated, for any reason whatsoever except as expressly provided in this Article 10.

10.6	Merger.  Subject to the rights of the Partners pursuant to Section 9.2, the Partnership may, with the written consent of the Financial Partner acting with the unanimous approval of the Management Committee, adopt a plan of merger and engage in any merger permitted by applicable law.

                           ARTICLE 11
                          Miscellaneous

11.1	Waiver of Partition.  Each Partner hereby irrevocably waives any and all rights that he or it may have to maintain an action for partition of any of the Partnership's property.

11.2	Entire Agreement.  This Agreement constitutes the entire agreement among the Partners with respect to the subject matter hereof and supersedes any prior agreement or understanding among them with respect to such subject matter.

11.3	Severability.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid under the applicable law of any jurisdiction, the remainder of this Agreement or the application of such provision to other persons or circumstances or in other jurisdictions shall not be affected thereby. Also, if any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such law. Any provision hereof that may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

11.4	Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if sent by overnight courier, hand delivered, mailed (first class registered mail or certified mail, postage prepaid), or sent by telex or telecopy if to the Partners, at the addresses or telex or facsimile numbers set forth on Schedule I hereto, and if to the Partnership, at the address of its principal place of business at 200 Crescent Court, Suite 1650, Dallas, Texas 75201 (fax 214/740-7340), or to such other address as the Partnership or any Partner shall have last designated by notice to the Partnership and all other parties hereto in accordance with this Section 11.4. Notices sent by hand delivery shall be deemed to have been given when received; notices mailed in accordance with the foregoing shall be deemed to have been given three days following the date so mailed; notices sent by telex or telecopy shall be deemed to have been given when electronically confirmed; and notices sent by overnight courier shall be deemed to have been given on the next business day following the date so sent.

11.5	Governing Laws.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas (without regard to principles of conflicts of laws).

11.6	Successors and Assigns.  Except as otherwise specifically provided, this
Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors and permitted assigns.

11.7	Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.

11.8	Headings.  The section and article headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

11.9	Other Terms.  All references to "Articles" and "Sections" contained in this Agreement are, unless specifically indicated otherwise, references to articles, sections, subsections, and paragraphs of this Agreement. Whenever in this Agreement the singular number is used, the same shall include the plural where appropriate (and vice versa), and words of any gender shall include each other gender where appropriate. As used in this Agreement, the following words or phrases shall have the meanings indicated: (i) "or" shall mean "and/or", (ii) "day" shall mean a calendar day, (iii)
"including" or "include" shall mean "including without limitation", and
(iv) "law" or "laws" shall mean statutes, regulations, rules, judicial orders, and other legal pronouncements having the effect of law. Whenever any provision of this Agreement requires or permits a Partner to take or omit to take any action, or make or omit to make any decision, unless the context clearly requires otherwise, such provision shall be interpreted to authorize an action taken or omitted, or a decision made or omitted, by the Partner acting alone and in good faith.

11.10	Power of Attorney.  By execution of this Agreement, the Operating
Partner hereby makes, constitutes and appoints the Financial Partner, with full power of substitution and re-substitution in the Financial Partner (in its sole discretion), such Partner's true and lawful attorney-in-fact (the "Attorney") for and in the Operating Partner's name, place and stead and for its use and benefit, to prepare, execute, certify, acknowledge, swear to, file, deliver or record any or all of the following, authorized pursuant to the terms of this Agreement:

(i)	any agreement, certificate, report, consent,
instrument, filing or writing made by or relating to the Partnership that the Attorney deems necessary, desirable, or appropriate for the lawful purpose of (A) organizing or continuing the Partnership under the Act,
(B) admitting Partners with respect to the Partnership, (C) pursuing or effecting any rights or remedies available under this Agreement or otherwise with respect to a defaulting Partner, (D) qualifying the Partnership to do business in any jurisdiction and (E) complying with any law, agreement or obligation applicable to the Partnership;

(ii)	any agreement, certificate, report, consent,
instrument, filing or writing made by or relating to the Partnership necessary, desirable or appropriate to effectuate the business purposes of, or the dissolution, termination or liquidation of, the Partnership pursuant to applicable law or the respective terms of this Agreement; and

(iii)	any amendment to or modification or restatement of
this Agreement or any other agreement, certificate, report, consent, instrument, filing or writing of any type described in subsection (i) or (ii) of this Section 11.10, provided that any amendment of or modification to this Agreement shall first have been adopted in accordance with Article 9 of this Agreement.

11.11	Transfer and Other Restrictions.  INTERESTS IN THE
PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD UNLESS SUCH INTERESTS HAVE BEEN REGISTERED UNDER SUCH ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. INTERESTS IN THE PARTNERSHIP ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, VOTING AND OTHER TERMS AND CONDITIONS SET FORTH IN (1) ARTICLE 7 AND
(2) VARIOUS INVESTMENT AGREEMENTS BETWEEN OR AMONG CERTAIN PARTNERS. COPIES OF SUCH AGREEMENTS MAY BE OBTAINED FROM THE PARTNERSHIP OR THE FINANCIAL PARTNER AT THEIR PRINCIPAL EXECUTIVE OFFICES.

IN WITNESS WHEREOF, the undersigned have executed this instrument effective as of the Effective Date.

FINANCIAL PARTNER:
OLY ABC WEST I, L.P.,
a Texas limited partnership
   By:	Oly Texas GP II, LLC,
        a Texas limited liability company,
          its sole general partner


By:
Name:
Title:


OPERATING PARTNER:
STRATUS ABC WEST I, L.P.,
a Texas limited partnership

   By:	STRS L.L.C.,
       a Delaware limited liability company,
       General Partner

       By:	Stratus Properties Inc.,
           a Delaware corporation,
           its sole member



By:/s/ William H. Armstrong,III
  -----------------------------
William H. Armstrong, III,
President & CEO